EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 26, 2009, with respect to the statement of assets acquired and liabilities assumed by First Federal Savings and Loan Association of Charleston (a wholly owned subsidiary of First Financial Holdings, Inc.) pursuant to the Receipt of Purchase and Assumption Agreement dated April 10, 2009, included in this Current Report on Form 8-K/A.  We hereby consent to the incorporation by reference of said report in the Registration Statements of First Financial Holdings, Inc. on Forms S-8 (File No. 333-57855, No. 333-67387, No. 333-60038, No. 333-119289, and No. 333-143011) and on Forms S-3 (File No. 333-154722 and No. 333-156503).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina
June 26, 2009